UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2010

ARKADOS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27587	22-3586087
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 Old New Brunswick Road, Suite 202
Piscataway, NJ  08854
(Address of Principal Executive Offices)

(732) 465-9300
(Registrant's telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

[   ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 22, 2010, certain creditors of Arkados Group, Inc., a Delaware corporation (the “Company”), including Andreas Typaldos, the Company’s Chairman, agreed to convert an aggregate $401,000 of unsecured debt into an aggregate 10,025,000 shares of common stock.  The debt due to Mr. Typaldos arose from cash advances previously made to the Company in the form of working capital loans and from unpaid fees under a consulting agreement between the Company and Mr. Typaldos entered into in 2004.   In connection with the conversion of the debt into equity securities, the Company relied on the exemption from registration provided by Sections 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Company believes that each of the creditors are an “accredited investor”, as such term is defined in Rule 501(a) promulgated under the Securities Act, and the Company did not pay any person for the solicitation of the conversion.

On December 23, 2010, the Company (together with Arkados, Inc. and Arkados Wireless, Inc. each wholly owned subsidiaries of the Company and a Delaware corporation, and together with the Company, the “Sellers”) entered into an Asset Purchase Agreement (the “APA”) with ST Microelectronics, Inc., a Delaware corporation (“ST”), a wholly owned subsidiary of STMicroelectronics N.V.  The Sellers pursuant to the APA, also entered into a license agreement granting ST a license to use the Company’s intellectual property assets pending closing of the purchase (the “License”).  Pursuant to the APA , the Sellers agreed to  sell assets used in the Company’s semiconductor business to ST for aggregate consideration of $11 million, of which $7 million was paid on the execution of the APA pursuant to the License and the balance is due at closing. A portion of this payment was applied by the Company to settle approximately $12 million of $20 million of outstanding secured debt and the balance applied to past due salaries and other past due accounts payable. The Company will focus on development, manufacturing, and sales of consumer electronics and Smart Grid products based on power line communication semiconductors. The Company will also continue to provide consulting and development services to existing customers and users of powerline communication semiconductors.  At the same time, ST hired most of the Company’s employees, each of whom were engaged in the Company’s semiconductor business.   Copies of the APA and License are filed as Exhibit 2.1 and 10.2, respectively to this report and are incorporated herein by reference. The foregoing description of the APA and License is qualified in its entirety by reference to the full text of these agreements.

Pursuant to and simultaneously with the execution of the APA, the Company entered into Settlement and Release agreements with holders of approximately $8 million of secured debt to standstill pending the closing of the transaction contemplated by the APA and to accept approximately $3.5 million in settlement of their claims at such closing.  In addition, the Company entered into standstill agreements with the holders of approximately $2.1 million of unsecured debt. In connection with these releases and those of certain employees, the Company granted rights to the releasing parties that still hold unsecured obligations of the Company which protect such holder from dilution resulting from additional issuance of common stock or common stock equivalents at a price less than $0.04 per share in settlement of debt from the date of the APA to the earlier of closing or termination of the APA.  Copies of releases and related rights agreements are filed as Exhibits 10.3, 10.4, 10.5, 10.6 and 10.7 to this report and are incorporated herein by reference.  The forgoing description is qualified in its entirety by reference to the full text of these agreements.

The transactions were approved on December 23, 2010 by the written consent of 10 holders of the Company’s common stock, whose holdings aggregated 22,173,381 shares and constitute more than a majority of the outstanding shares of the Company’s common stock.  Notice of the action will be given to the non-consenting holders in an Information Statement the Company plans to prepare and file with the Securities and Exchange Commission to comply with the notice requirements of Delaware law as soon as reasonably possible.

In accordance with the terms of and simultaneously with executing the APA, ST entered into Voting Agreements with the Company’s stockholders that consented to the transactions into as of December 23, 2010, the form of which is attached hereto as Exhibit 2.2.  The Voting Agreements place certain restrictions on the transfer of the shares of the Company and the exercise or conversion of warrants, options and convertible securities of the Company held by the respective signatory stockholders and effect covenants on the voting of such shares in favor of approving matters which are necessary for the consummation of transactions contemplated by the APA. The foregoing description of the Voting Agreements is qualified in its entirety by reference to the full text of the Voting Agreements.

Item 3.02	Unregistered Sales of Equity Securities.

The information required to be disclosed in this Item 3.02 is incorporated herein by reference from Item 1.01.

Item 3.03	Material Modification to Rights of Security Holders.

The information required to be disclosed in this Item 3.03 is incorporated herein by reference from Item 1.01.  In addition, the conversion of debt for equity triggers a ratchet adjustment in certain outstanding warrants and secured debentures.  The Company is negotiating with the holders of these instruments for a waiver to avoid the unintended consequences of these adjustments.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory; Arrangements of Certain Officers

On December 23, 2010, Oleg Logvinov, Chief Executive Officer and Director of the Company since 2004, resigned as a consequence of accepting full time employment with ST in connection with the APA and License.   Grant Ogata, Executive Vice President of Worldwide Operations, was appointed Acting Chief Executive Officer and Director, by the Company’s board of directors on December 23, 2010 to fill the vacancies created by Mr. Logvinov’s resignation.

Grant Ogata joined the Company in March 2007 as Executive Vice President of Worldwide Operations. Mr. Ogata had been working with the Company in a part-time capacity since September 2006. Mr. Ogata was formerly Vice President of Global Sourcing and Product Development of RadioShack Corporation.  Mr. Ogata has 31 years of experience in the consumer electronics industry focused on technology, business development and global marketing strategies, product sourcing, product development, and turning technology into successful products at retail through OEMs, ODMs, and retailers.  At RadioShack, Mr. Ogata was responsible for developing hundreds of innovative products, establishing key strategic partners and managing global sourcing and product development offices in Japan, Taiwan, Hong Kong, China and Fort Worth, Texas. Throughout the years, and through a six-year expatriate assignment in Asia, Mr. Ogata gained intricate knowledge and contacts with key consumer electronic retailers, brands, and manufacturers around the world. He has been instrumental in beginning the transition of Arkados from a research and development company to a commercial enterprise that provides product solutions for distributing audio and video through power lines to top tier companies globally.

Mr. Ogata also currently serves on the board of Consumer Electronic Association’s (CEA) Accessories Division, and has in past served as a board member of CEA’s Home Networking and Information Technology division as well as the Chairman of HomePlug’s Powerline Alliance for Command and Control Working Group

Larry Crawford, the Company’s Chief Financial Officer, notified the Company on December 27, 2010 that he will no longer be able to serve in that capacity full time but that he would continue to serve on a part time basis, subject to reaching an appropriate agreement to terminate his employment agreement and related matters.  His resignation is effective on January 31, 2011 or earlier, if the Company’s board of directors requests that he resign to leave a vacancy for a new Chief Financial Officer.  The Company has commenced a search for a Chief Financial Officer, but there can be no assurance that the Company will be able to identify and hire a qualified candidate by January 31, 2011.

None of the above resignations were because of a disagreement with the Company, known to an executive officer of the Company, as defined in 17 CFR 240.3b-7, on any matter relating to the Company’s operations, policies or practices.  The Company will furnish a copy of this report to each of the resigning officers and director an request a letter to the effect that such persons agree with the statements made in this item, or if they do not agree, stating why.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits.

2.1	Asset Purchase Agreement among Arkados Group, Inc., Arkados, Inc., Arkados Wireless, Inc. and STMicroelectronics, Inc. dated December 23, 2010.

2.2	Form of Voting Agreement between certain stockholders of Arkados Group, Inc. and STMicroelectronics, Inc. dated December 23, 2010.

10.1	Form of Debt Conversion Agreement dated December 22, 2010 (to be filed with the Company’s next report on Form 10-Q)

10.2	License Agreement among Arkados Group, Inc., Arkados, Inc., Arkados Wireless, Inc. and STMicroelectronics, Inc. dated December 23, 2010.

10.3	Form of Employee Release.

10.4	Form of Unsecured Creditor Release.

10.5	Form of Secured Creditor Release.

10.6	Form of Creditors Rights Agreement.

10.7	Form of Unsecured Creditors Rights Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARKADOS GROUP, INC.

Dated: December 29, 2010.	By:	/s/ Grant Ogata
Grant Ogata
Acting Chief Executive Officer